CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 31, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of Kalmar Pooled Investment Trust (comprised of "Growth-With-Value" Small Cap Fund referred to collectively as the "Fund"), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.



/S/PricewaterhouseCoopers LLP



Philadelphia, PA
April 25, 2002